Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report on the Sunset Healthcare combined financial statements dated January 10, 2007, in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Skilled Healthcare Group, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Orange County, California
February 5, 2007